Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement pertaining to the 2017 Incentive Award Plan (the “2017 Plan”) of DZS Inc. of our report dated March 9, 2022, with respect to the consolidated financial statements of DZS Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 13, 2024